Exhibit 10.01

STATE OF NORTH CAROLINA

COUNTY OF DAVIE

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of 4th day of August, 2008 (the “Effective Date”), by and between BANK OF THE CAROLINAS (the “Bank”) and MICHAEL D. LARROWE (“Employee”).

WITNESSETH:

WHEREAS, Employee was employed as the Bank’s Executive Vice Chairman effective on May 12, 2008; and,

WHEREAS, Employee’s experience and knowledge of the Bank’s operations, customers, and affairs, and his knowledge of and standing and reputation in the Bank’s market area, will be of continuing benefit to the Bank in the future; and, for that reason, the Bank desires for Employee to continue as an employee of the Bank for the Term of Employment specified below and to restrict Employee’s ability to compete against the Bank in the Bank’s banking markets for a reasonable period following any termination of Employee’s employment; and,

WHEREAS, Employee desires to remain as an employee of the Bank and to accept the Bank’s offer of continued employment on the basis described herein; and,

WHEREAS, the Bank and Employee desire to set forth the terms and conditions of Employee’s continued employment with the Bank in a written agreement and, for that purpose, the Bank and Employee have agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual promises, covenants, and conditions hereinafter set forth, including without limitation the significant benefits described in Paragraphs 6 and 8 which Employee hereby acknowledges and agrees he would not be entitled to but for this Agreement, and for other good and valuable considerations, the receipt and sufficiency of which hereby are acknowledged, the Bank and Employee hereby agree as follows:

1. Employment. The Bank agrees to continue to employ Employee, and Employee accepts such continued employment with the Bank, upon the terms and conditions stated herein. As an employee of the Bank, Employee will (a) serve as Executive Vice Chairman of the Bank and/or in such other or additional executive position or positions as shall be specified from time to time by the Bank’s Board of Directors, (b) promote the Bank and its business and engage in business development activities on the Bank’s behalf, and (c) have such functional managerial duties and responsibilities as shall be assigned to him by the Bank from time to time.

2. Term. Unless sooner terminated as provided in this Agreement, and subject to the right of either Employee or the Bank to terminate Employee’s employment at any time as provided herein, the term of Employee’s employment with the Bank under this Agreement (the “Term of Employment”) shall begin on July 22, 2008 and be for a continually renewing period of three (3) years, with the effect that on July 22, 2009, and on July 22 of each year thereafter to and including July 22, 2020, and without any further action by the Bank or Employee, the Term of Employment automatically shall be extended by one additional year such that the then current unexpired Term of Employment under this Agreement will be extended to again be three (3) years; provided, however, that either party may prevent the Term of Employment from renewing or extending by giving written notice to the other at least 90 days prior to the renewal date indicating that party’s intention not to renew/extend this Agreement. In that event, the Term of Employment shall expire at the end of the then-current unexpired term. Upon the extension that occurs on July 22, 2020, if applicable, the Term of Employment shall become a fixed three (3) years, shall not be further extended, and shall expire at the close of the Bank’s business on July 22, 2023. If, following the date of expiration, Employee remains employed by the Bank, such employment shall be on an “at will” basis.

3. Cash Compensation. For all services rendered by Employee to the Bank under this Agreement, during the Term of Employment the Bank shall pay Employee a base salary at an annual rate of TWO HUNDRED FIFTY THOUSAND AND NO/100S DOLLARS ($250,000) (“Base Salary”).

As an executive officer of the Bank, Employee shall be eligible to participate in the Bank’s Management Incentive Program for any bonus opportunities. Employee’s Base Salary may be increased from time to time during the Term of Employment at the discretion of the Bank’s Board of Directors. Base Salary paid under this Agreement shall be payable not less frequently than monthly in accordance with the Bank’s payroll policies and procedures.

4. Employee Benefit Plans; Fringe Benefits; Income Taxes; Expenses.

(a) Benefit Plans. During the Term of Employment, Employee shall be eligible to participate in any and all employee benefit programs maintained by or for the Bank that are generally available to and which cover all the Bank’s officers at Employee’s job level or classification, subject to the rules applicable to such plans or programs prevailing from time to time. Except as otherwise specifically provided herein, Employee’s participation in such plans and programs shall be subject to and in accordance with the terms and conditions (including eligibility requirements) of such plans and programs, resolutions of the Bank’s Board of Directors establishing such programs and plans, and the Bank’s normal practices and established policies regarding such plans and programs.

Employee acknowledges that the terms and provisions of the Bank’s employee benefit plans and programs from time to time may be determined only by reading the actual plan documents under which the Bank or the plan administrator, as applicable, may make certain administrative determinations with discretion, and that the Bank reserves the right to modify or terminate each plan or program and any benefits provided thereunder.

(b) Annual Vacation Leave. During the Term of Employment, all matters pertaining to the entitlement to, and the accrual and scheduling of, vacation leave shall be determined under the Bank’s standard leave policies and procedures in effect from time to time; provided, however, that the minimum amount of annual vacation leave to which Employee shall be entitled shall be three weeks or, if longer, the number of weeks provided for in those policies and procedures for persons in Employee’s position or job classification.

(c) Income Taxes. All cash payments or other compensation payable or provided to Employee under this Agreement shall be subject to customary withholding of taxes and such other deductions or withholdings as are required by law or customary for the Bank’s employees. Employee shall be solely responsible for any income taxes owed on account of his receipt from the Bank of any such payments or any employee or fringe benefits under this Agreement and, to the extent that the Bank reasonably believes itself obligated to do so, the Bank may withhold any such taxes from cash compensation or other payments payable to Employee.

(d) Expense Reimbursement; Professional Dues. Subject to the conditions described below, during the Term of Employment the Bank shall reimburse Employee for (i) reasonable business expenses incurred by Employee in the performance of his duties under this Agreement, provided that those expenses are of a type that are reimbursable under employee expense reimbursement policies adopted by the Bank from time to time, and (ii) fees required to be paid to Virginia, North Carolina, West Virginia, South Carolina and Tennessee state licensing boards, and reasonable out-of-pocket expenses associated with mandatory continuing professional education, in each such case to the extent required in order to renew and maintain in effect his licenses to practice in those states as a certified public accountant, and dues paid to maintain his memberships in the American Institute of Certified Public Accountants and the corresponding state professional associations in each of the above states. As a condition of reimbursement for any of the above, Employee shall promptly submit verification of the nature and amount of such expenses in accordance with the Bank’s reimbursement policies and in sufficient detail to comply with rules and regulations promulgated by the Internal Revenue Service. Reimbursement for expenses shall be determined separately for each tax year, and without regard to the amount of reimbursement for any other tax year, and must be requested and paid no later than the end of the calendar year following the year during which the expenses were incurred.

5. Standards of Performance and Conduct. During the Term of Employment, Employee faithfully and diligently shall discharge his obligations under this Agreement, and he shall perform the duties associated with his positions with the Bank in a manner which is reasonably competent and satisfactory to the Bank, and Employee shall comply with and use his best efforts to implement the Bank’s policies and procedures currently in effect or as are established from time to time by the Bank.

In the execution of his employment duties under this Agreement, Employee shall, at all times and in all material respects, comply with any code of conduct or ethics policies applicable to Employee and/or the Bank’s employees in general in effect as of the Effective Date or as may be adopted, amended or supplemented from time to time subsequent thereto (the “Code of Conduct”), and with all federal and state statutes, and all rules, regulations, administrative orders, statements of policy, and other pronouncements or standards promulgated thereunder, which are applicable to the Bank and its employees, business, and operations.

6. Termination and Termination Pay.

(a) By Employee without Good Reason. The Term of Employment and Employee’s employment under this Agreement may be terminated at any time by Employee upon 90 days’ written notice (the “Notice Period”) to the Bank. The Bank, in its sole discretion, may elect for Employee not to serve out part or all of the Notice Period. Upon such termination, Employee shall be entitled to receive compensation earned under this Agreement through the final day of Employee’s active employment and, thereafter, the Bank shall have no further obligations hereunder.

(b) By Employee for Good Reason. The Term of Employment and Employee’s employment under this Agreement may be terminated by Employee at any time for “Good Reason” (as defined below) upon delivery of written notice to the Bank, which notice shall specify the grounds constituting Good Reason. Subject to Paragraph 10 and the conditions set forth in Paragraph 7, if Employee’s employment is terminated under this Paragraph 6(b), the Bank shall be obligated to pay Base Salary to Employee at his then current Base Salary rate for the then current unexpired Term of Employment hereunder (which payments shall be made on the same schedule as Employee’s Base Salary was paid by the Bank during the Term of Employment), and, if Employee chooses to exercise his rights to purchase continued health insurance coverage under the Bank’s health insurance plan pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), the Bank shall reimburse Employee for the cost of such continued insurance coverage for the maximum period during which such coverage is available to Employee under COBRA, but not longer than the unexpired Term of Employment hereunder; and, thereafter, the Bank shall have no further obligations hereunder.

For purposes of this Paragraph 6(b), Employee shall have “Good Reason” to terminate his employment upon the occurrence of any of the following without Employee’s consent:

(i) Employee’s Base Salary is reduced below the annual rate set forth in this Agreement or below any higher annual rate in effect from time to time during the Term of Employment as a result of increases made following the date of this Agreement;

(ii) Employee’s employment is changed in any material respect such that Employee no longer serves as an executive officer or in a position with similar duties;

(iii) Employee is transferred to a job location which is more than 50 miles (by most direct highway route) from Mocksville, North Carolina;

(iv) the Bank gives Employee written notice as described in Paragraph 2 above of the Bank’s intent that this Agreement not be renewed or extended on its next renewal date; or

(v) the Bank materially breaches the terms of this Agreement;

provided, however, that the foregoing shall not constitute Good Reason unless Employee provides the Bank with written notice thereof within 90 days of the first occurrence of the condition being claimed to constitute Good Reason, and such condition continues uncorrected for thirty (30) or more days after such written notice.

(c) Death or Retirement. The Term of Employment and Employee’s employment under this Agreement automatically shall be terminated upon his death during the Term of Employment or upon the effective date of Employee’s “Retirement.” Upon any such termination, Employee (or, in the case of Employee’s death, his estate) shall be entitled to receive any compensation Employee shall have earned prior to the date of termination but which remains unpaid.

“Retirement” shall mean any termination of Employee’s employment with the Bank which is treated as a retirement (whether early, normal or delayed retirement) under the terms of any qualified retirement benefit plan generally applicable to the Bank’s salaried employees and in which Employee is a participant, or any other termination of employment that Employee and the Bank mutually agree in writing to treat as a Retirement.

(d) By the Bank with Cause. The Bank may terminate the Term of Employment and Employee’s employment under this Agreement at any time for “Cause” (as defined below). Upon any such termination with Cause, Employee shall be entitled to receive compensation earned under this Agreement through the final day of Employee’s active employment and, thereafter, the Bank shall have no further obligations under this Agreement.

For purposes of this Paragraph 6(d), the Bank shall have “Cause” to terminate Employee’s employment if:

(i) (A) Employee has breached in any material respect any of the terms or conditions of this Agreement, or has failed in any material respect to perform or discharge his duties or responsibilities of employment in the manner provided herein; provided however, that such a breach or failure shall not give the Bank “Cause” to terminate Employee’s employment if such breach or failure is corrected or cured by Employee to the Bank’s reasonable satisfaction (which shall not be unreasonably withheld by the Bank) within 30 days following written notice thereof to Employee, or (B) Employee has breached the Code of Conduct in any material respect, or (C) Employee is engaging or has engaged in willful misconduct or conduct which is detrimental in any material respect to the business or business prospects of the Bank or which has had, or is more likely than not to have, a material adverse effect on the Bank’s business or reputation;

(ii) The material violation by Employee of any applicable federal or state law, or any applicable rule, regulation, order, or statement of policy promulgated by any governmental agency or authority having jurisdiction over the Bank, including but not limited to the North Carolina Commissioner of Banks, the Federal Deposit Insurance Corporation, the Federal Reserve Board, or any other regulator (a “Regulatory Authority”), that results from Employee’s negligence, willful misconduct, or intentional disregard of such law, rule, regulation, order, or policy statement and results in any substantial damage, monetary or otherwise, to the Bank or to the Bank’s reputation;

(iii) The commission during the course of Employee’s employment with the Bank of an act of fraud, embezzlement, theft, or proven personal dishonesty (whether or not such act or charge results in criminal indictment, charges, prosecution, or conviction);

(iv) The conviction of Employee of any felony or any criminal offense involving dishonesty or breach of trust, or the occurrence of any event described in Section 19 of the Federal Deposit Insurance Act or any other event or circumstance which disqualifies Employee from serving as an employee or executive officer of, or a party affiliated with, the Bank; or, in the event Employee becomes unacceptable to, or is removed, suspended, or prohibited from participating in the conduct of the Bank’s affairs (or if proceedings for that purpose are commenced), by any Regulatory Authority; or

(v) The exclusion of Employee by the carrier or underwriter from coverage under the Bank’s then current “blanket bond” or other fidelity bond or insurance policy covering its or their directors, officers, or employees, or the occurrence of any event that the Bank believes, in good faith, will result in Employee being excluded from such coverage, or having coverage limited as to Employee as compared to other covered officers or employees, pursuant to the terms and conditions of such “blanket bond” or other fidelity bond or insurance policy.

(e) By the Bank without Cause. The Bank may terminate the Term of Employment and Employee’s employment under this Agreement at any time without Cause. Subject to Paragraph 10 and the conditions set forth in Paragraph 7, if Employee’s employment is terminated under this Paragraph 6(e), the Bank shall be obligated to pay Base Salary to Employee at his then current Base Salary rate for the then current unexpired Term of Employment hereunder (which payments shall be made on the same schedule as Employee’s Base Salary was paid by the Bank during the Term of Employment), and, if Employee chooses to exercise his rights to purchase continued health insurance coverage under the Bank’s health insurance plan pursuant to COBRA, the Bank shall reimburse Employee for the cost of such continued insurance coverage for the maximum period during which such coverage is available to Employee under COBRA, but not longer than the unexpired Term of Employment hereunder; and, thereafter, the Bank shall have no further obligations hereunder.

7. Noncompetition; Nonsolicitation; Confidentiality.

(a) Definitions. For purposes of this Paragraph 7, the following terms shall have the meanings set forth below:

Compete. The term “Compete” means:

(i) acting as an executive officer or in a position with similar duties, whether as a consultant, officer, director, advisory director, independent contractor, or employee, with any Financial Institution that has its main or principal office in the Relevant Market (as defined below), or, in acting in any such capacity with any other Financial Institution, to maintain an office or be employed at or assigned to or to have any direct involvement in the management, supervision, business, marketing activities, or solicitation of business for or operation of any office of such Financial Institution located in the Relevant Market; or

(ii) communicating to any Financial Institution the names or addresses or any financial information concerning any Person who was a Customer of the Bank on the date of termination of Employee’s employment with the Bank.

Customer. The term “Customer of the Bank” means any Person with whom the Bank has a depository or loan relationship, and/or to whom the Bank provides any other service or product.

Financial Institution. The term “Financial Institution” means (i) any federal or state chartered bank, savings bank, savings and loan association, or credit union (a “Depository Institution”), (ii) any holding company for, or corporation that owns or controls, any Depository Institution (a “Holding Company”), (iii) any subsidiary or service corporation of any Depository Institution or Holding Company, or any entity controlled in any way by any Depository Institution or Holding Company, or (iv) any other Person engaged in the business of making loans of any type, soliciting or taking deposits, or providing any other service or product that is provided by the Bank or one of its affiliated corporations.

Person. The term “Person” means any natural person or any corporation, partnership, proprietorship, joint venture, limited liability company, trust, estate, governmental agency or instrumentality, fiduciary, unincorporated association, or other entity.

Relevant Market. The term “Relevant Market” means any county in North Carolina or any other state in which the Bank maintains a business office on the date of any termination of Employee’s employment with the Bank.

Restriction Period. The term “Restriction Period” means the one (1) year period commencing on the effective date of any termination of Employee’s employment with the Bank, whether by Employee or by the Bank, for any reason; provided, however, that in the case of a termination of Employee’s employment pursuant to Paragraph 6(b) or 6(e) above, the Restriction Period shall be the length of the then current unexpired Term of Employment during which the Bank is obligated to continue to pay Base Salary to Employee, but, in such case, the Restriction Period shall immediately expire upon a default by the Bank in making the payments for which it is obligated. Notwithstanding anything contained herein to the contrary, in the event any payment required under Paragraph 6(b) or 6(e) is not made by the Bank by the due date for that payment, the Bank shall not be considered to be in default with respect to that payment for purposes of this Paragraph 7 unless it shall fail to make that payment within ten days after its receipt of written notice from Employee that the payment has not been made.

(b) General. Employee hereby acknowledges and agrees that (i) the Bank has and will continue to make a significant investment in the development of its business in the geographic area identified as the Relevant Market and, as a result, has and will continue to have a valuable economic interest in its business in the Relevant Market which it is entitled to protect; (ii) in the course of his service as an employee of the Bank, Employee will gain substantial knowledge of and familiarity with the Bank’s customers and its dealings with them, and other information concerning the Bank’s businesses, all of which will constitute valuable assets and privileged information belonging to the Bank; and (iii) in order to protect the Bank’s interest in its business, it is reasonable and necessary to place certain restrictions on Employee’s ability to compete against the Bank and on his disclosure of information about the Bank’s business and customers. For that purpose, and in consideration of the mutual promises, covenants, and conditions set forth in this Agreement, including without limitation the significant benefits described in Paragraphs 6 and 8 which Employee acknowledges and agrees he would not be entitled to but for his agreements contained here, Employee expressly covenants and agrees that Employee shall not do any of the following without the Bank’s prior written consent (which may be withheld in the Bank’s sole discretion).

(c) Covenant Not to Compete. During the Restriction Period, Employee shall not Compete, directly or indirectly, with the Bank.

(d) Covenant of Nonsolicitation. During the Restriction Period, Employee shall not, either directly, indirectly, or through any Person:

(i) solicit any Person who was a Customer of the Bank on the date of termination of Employee’s employment with the Bank and with whom Employee had “Material Contact” (as defined below) on behalf of the Bank within the one-year period immediately preceding the termination of Employee’s employment with the Bank, to become a depositor in or a borrower from any other Financial Institution, to obtain any other service or product from any other Financial Institution, or to change any depository, loan, and/or other banking relationship of the Customer from the Bank to another Financial Institution; or

(ii) employ or seek to employ, or advise or recommend to any other person or business entity that such person/entity employ or seek to employ, any employee of the Bank, or solicit, induce, recruit, or encourage any such employee to leave the Bank’s employment.

For purposes of this Paragraph 7(d), Employee will be deemed to have had “Material Contact” with a Person if, in the course of Employee’s employment with the Bank, Employee obtained Confidential Information (as defined below) concerning the Person, or Employee had personal dealings with the Person regarding matters related to the Bank’s business.

(e) Confidentiality Covenant. Employee covenants and agrees that any and all data, figures, projections, estimates, lists, files, records, documents, manuals, or other such materials or information (whether financial or otherwise, and including any files, data, or information maintained electronically, on microfiche, or otherwise) relating to the Bank and its lending and deposit operations and related business, regulatory examinations, financing sources, financial results and condition, Customers (including lists of Customers and former customers and information regarding their accounts and business dealings with the Bank), prospective customers, contemplated acquisitions (whether of business or assets), ideas, methods, marketing investigations, surveys, research, policies and procedures, computer systems and software, shareholders, employees, officers, and directors (herein referred to as “Confidential Information”) are confidential and proprietary to the Bank and are valuable, special, and unique assets of the Bank’s business which are not directly reproducible from any other source and to which Employee will have access during his employment with the Bank.

Employee agrees that (i) all such Confidential Information shall be considered and kept as the confidential, private, and privileged records and information of the Bank, and (ii) during the Term of Employment and at all times following the termination of this Agreement or his employment for any reason, and except as shall be required in the course of the performance by Employee of his duties on behalf of the Bank or otherwise pursuant to the direct, written authorization of the Bank, Employee will not: divulge any such Confidential Information to any other Person; remove any such Confidential Information in written or other recorded form from the Bank’s premises; or make any use of any Confidential Information for his own purposes or for the benefit of any Person other than the Bank. However, this Paragraph 7(e) shall not apply to any Confidential Information which then is in the public domain (provided that Employee was not responsible, directly or indirectly, for permitting such Confidential Information to enter the public domain without the Bank’s consent), or which is obtained by Employee from a third party which or who is not obligated under an agreement of confidentiality with respect to such information and who did not acquire such Confidential Information in a manner which constituted a violation of the covenants contained in this Paragraph 7(e) or which otherwise breached any duty of confidentiality. Further, the above obligations of confidentiality shall not prohibit the disclosure of any such Confidential Information by Employee to the extent such disclosure is required by subpoena or order of a court or regulatory authority of competent jurisdiction or to the extent that, in the reasonable opinion of legal counsel to Employee, disclosure otherwise is required by law; provided Employee gives the Bank prior written notice of any such disclosure so that the Bank may seek to contest such disclosure or seek a protective order.

(f) Reasonableness of Restrictions. If any of the restrictions set forth in this Paragraph 7 shall be declared invalid for any reason whatsoever by a court of competent jurisdiction, the validity and enforceability of the remainder of such restrictions shall not thereby be adversely affected. Employee acknowledges that the Bank will have a substantial economic interest in its business in the Relevant Market which this Paragraph 7 specifically is intended to protect, and that the Relevant Market and Restriction Period are limited in scope to the geographic territory and period of time reasonably necessary to protect the Bank’s economic interest and otherwise are reasonable and proper. In the event the Restriction Period or any other such time limitation is deemed to be unreasonable by a court of competent jurisdiction, Employee hereby agrees to submit to such reduction of the Restriction Period as the court shall deem reasonable. In the event the Relevant Market is deemed by a court of competent jurisdiction to be unreasonable, Employee hereby agrees that the Relevant Market shall be reduced by excluding any separately identifiable and geographically severable area necessary to make the remaining geographic restriction reasonable, but this Paragraph 7 shall be enforced as to all other areas included in the Relevant Market which are not so excluded.

(g) Remedies for Breach. Employee understands and acknowledges that a breach or violation by him of any of the covenants contained in this Paragraph 7 shall be deemed a material breach of this Agreement and will cause substantial, immediate, and irreparable injury to the Bank, and that the Bank will have no adequate remedy at law for such breach or violation. In the event of Employee’s actual or threatened breach or violation of the covenants contained in this Paragraph, the Bank shall be entitled to bring a civil action seeking, and shall be entitled to, an injunction restraining Employee from violating or continuing to violate such covenant or from any threatened violation thereof, or for any other legal or equitable relief relating to the breach or violation of such covenant. Employee agrees that, if the Bank institutes any action or proceeding against Employee seeking to enforce any of such covenants or to recover other relief relating to an actual or threatened breach or violation of any of such covenants, Employee shall be deemed to have waived the claim or defense that the Bank has an adequate remedy at law and shall not urge in any such action or proceeding the claim or defense that such a remedy at law exists. However, the exercise by the Bank of any such right, remedy, power, or privilege shall not preclude the Bank or its successors or assigns from pursuing any other remedy or exercising any other right, power, or privilege available to it for any such breach or violation, whether at law or in equity, including the recovery of damages, all of which shall be cumulative and in addition to all other rights, remedies, powers, or privileges of the Bank.

Employee further understands and acknowledges that the Bank’s obligation, if any, for continued payments of Base Salary under Paragraph 6(b) or 6(e) above is conditioned upon Employee’s compliance with covenants contained in this Paragraph 7. In the event of Employee’s actual or threatened breach or violation of the covenants contained in either such Paragraphs, the Bank’s obligation under Paragraph 6(b) or 6(e), if any, shall immediately cease.

Notwithstanding anything contained herein to the contrary, Employee agrees that the provisions of this Paragraph 7 and the remedies provided in this Paragraph 7(g) for a breach by Employee shall be in addition to, and shall not be deemed to supersede or to otherwise restrict, limit, or impair the rights of the Bank under any state or federal law or regulation dealing with or providing a remedy for the wrongful disclosure, misuse, or misappropriation of trade secrets or other proprietary or confidential information.

8. Change in Control of the Bank.

(a) If :

(i) at the effective time of, or any time within 36 months following, a “Change in Control” (as defined below), the Bank terminates Employee’s employment other than for Cause (as defined in Paragraph 6(d) above), or

(ii) at the effective time of, or any time within 365 days following, a “Change in Control” (as defined below), Employee voluntarily terminates his own employment with the Bank, then (subject to the limitations set forth herein, and except as provided below) Employee shall be entitled to receive from the Bank, and the Bank shall be obligated to pay or cause to be paid to Employee, an amount equal to 2.99 multiplied by Employee’s annual Base Salary in effect at the time the Change in Control became effective or in effect at the time the termination of Employee’s employment becomes effective, whichever is greater (and which amount shall be subject to adjustment as provided in Paragraph 8(g) below).

Notwithstanding anything contained in this Paragraph 8(a) to the contrary, in the case of a voluntary termination of Employee’s employment pursuant to Paragraph 8(a)(ii) above, the Bank shall not be obligated to make the above payment to Employee if, at the time of such termination, events have occurred, or circumstances exist, that constitute “Cause” to terminate Employee’s employment as described in Paragraph 6(d) above, other than the circumstances described in Paragraph 6(d)(i)(A).

(b) For purposes of this Agreement, a “Change in Control” shall be deemed to have occurred if:

(i) after the Effective Date, any “Person” (as such term is defined in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended), directly or indirectly, acquires beneficial ownership of voting stock, or acquires irrevocable proxies or any combination of voting stock and irrevocable proxies, representing more than 50% of any class of voting securities of the Bank or its parent bank holding company, Bank of the Carolinas Corporation (“BankCorp”), or in any manner acquires control of the election of a majority of the directors of the Bank or BankCorp; or

(ii) the Bank or BankCorp consolidates or merges with or into another corporation, or otherwise is reorganized, where the Bank or BankCorp is not the resulting or surviving corporation in such transaction; or

(iii) all or substantially all the Bank’s or BankCorp’s assets are sold or otherwise transferred to or acquired by any other corporation, association or other person, entity, or group.

However, notwithstanding anything contained herein to the contrary, for purposes of this Agreement the term “Change in Control” shall not include a transaction approved by the Bank’s or BankCorp’s Board of Directors that results in the Bank or BankCorp merging with, transferring its assets to, or becoming the subsidiary of, a corporation or entity newly formed at the direction of the Bank’s or BankCorp’s Board of Directors for the purpose of such transaction (including a corporation or entity so formed for the purpose of a corporate reorganization of the Bank or BankCorp, serving as the Bank’s parent bank holding company, or effecting a reincorporation of BankCorp in a different state), and in connection with which transaction BankCorp’s shareholders (other than those who exercise statutory rights of dissent and appraisal) continue to hold substantially all of BankCorp’s voting stock or become the holders of substantially all of the voting stock of any such newly formed corporation. Further, notwithstanding the other provisions of this Paragraph 8, a transaction or event shall not be considered a Change in Control if, prior to the consummation or occurrence of such transaction or event, the Bank and Employee agree in writing that the same shall not be treated as a Change in Control for purposes of this Agreement.

(c) For purposes of this Paragraph 8, all references to the Bank shall include any “Successor” (as defined below) to the Bank which shall have assumed and become liable for the Bank’s obligations hereunder (whether such assumption is by agreement, operation of law, or otherwise). “Successor” refers to any Person or entity (corporate or otherwise) into which the Bank (or any such Successor) shall be merged or consolidated or to which all or substantially all the Bank’s (or any such Successor’s) assets shall be transferred in any manner.

(d) If Employee’s employment is terminated by the Bank without Cause prior to the effective time of a Change in Control, but following, or within 365 days before, the date on which the Bank’s or BankCorp’s Board of Directors takes action to approve an agreement (including any definitive agreement or an agreement in principle) relating to the Change in Control, and if that Change in Control becomes effective, then, for purposes of Paragraph 8(a)(i) of this Agreement, such termination of employment shall be deemed to have occurred at the effective time of the Change in Control.

(e) Subject to Paragraph 10 below, amounts payable pursuant to Paragraph 8(a) shall be paid not later than the 45th day following the “Termination Date” (which, for purposes of this Agreement, will be the effective date of the termination of Employee’s employment which gives rise to the Bank’s payment obligation under this Paragraph 8) or, in the case of a termination described in Paragraph 8(d) above, not later than the 45th day following the effective date of the Change in Control. Such payment shall be in lieu of any other payments provided for in this Agreement (including, without limitation, the payments provided for in Paragraph 6 above); provided, that in the case of a termination of Employee’s employment described in Paragraph 8(a)(i) above, the Bank shall remain obligated to reimburse Employee for the cost of health insurance coverage to the extent described in Paragraph 6(e). Notwithstanding anything contained in this Agreement to the contrary, in the case of a termination described in Paragraph 8(d) above, the amount payable to Employee under Paragraph 8(a) shall be reduced by the aggregate of any payments previously paid to Employee pursuant to Paragraph 6(e).

(f) In order to become entitled to any payments under Paragraph 8(a)(ii) above, Employee must effectively terminate his employment with the Bank within 365 days from the date of occurrence of the Change in Control which gives rise to his right to terminate. If Employee does not so terminate his employment with the Bank within such 365-day period following the occurrence of a Change in Control, then he thereafter shall have no rights hereunder with respect to that Change in Control but shall retain rights, if any, hereunder with respect to any subsequent Change in Control.

(g) It is the intent of the parties hereto that all payments made pursuant to this Agreement be deductible by the Bank for federal income tax purposes and not result in the imposition of an excise tax on Employee. Notwithstanding anything contained in this Agreement to the contrary, if the Bank reasonably believes, based on the advice of its independent certified public accountants or legal counsel, that the aggregate of the amount of any payments to be made to or for the benefit of Employee under this Agreement, plus the amounts of any other payments or benefits which Employee receives or is deemed to have received as a result of a Change in Control, would be treated as a “parachute payment” as that term is defined in Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), then the payments provided for under this Agreement may be modified or reduced by the Bank to the extent (but only to the extent) which, based on the advice of the Bank’s independent certified public accountants or legal counsel, the Bank’s Board of Directors in good faith deems to be necessary to avoid the imposition of excise taxes on Employee under Section 4999 of the Code and the disallowance of a deduction to the Bank under Section 280G(a) of the Code.

9. Reimbursement of Employee’s Legal Expenses in Enforcing Agreement. In the event that the Bank fails or refuses to pay to Employee when due all or any portion of the cash compensation or payments for which the Bank is or becomes obligated under Paragraph 3, 6(b), 6(e) or 8(a) above, then the Bank shall be obligated to reimburse Employee for up to an aggregate of $100,000 in out-of-pocket legal expenses, including reasonable fees of Employee’s legal counsel, actually paid by Employee in collecting amounts owed to him hereunder (whether pursuant to a legal proceeding or otherwise); provided, however, that in the case of a disagreement between the Bank and Employee in which the Bank believes the amount it is obligated to pay to Employee hereunder is less than the amount being demanded by Employee, if the Bank pays to Employee the amount it believes is owed, or offers in writing to pay that amount in full settlement of the dispute, then the Bank shall not be obligated to pay or reimburse Employee for any such legal expenses or fees incurred by Employee following the date of such payment or written offer of payment in connection with efforts to enforce payment of the higher amount demanded by Employee unless a Court of competent jurisdiction later determines that the Bank is obligated to pay the higher amount demanded by Employee.

10. Effect of Internal Revenue Code Section 409A. Notwithstanding anything contained in this Agreement to the contrary, in the case of a termination of Employee’s employment that constitutes a “separation from service” under Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (“Section 409A”), if the Bank determines that Employee is a “specified employee” within the meaning of Section 409A on the date of such termination (the “Separation from Service Date”), then (a) any payments which the Bank is obligated pay to Employee under Paragraph 6 that would result in a tax, interest, and/or penalties under Section 409A if paid during the first six months after the Separation from Service Date shall be delayed and accumulated by the Bank and the accumulated amount shall be payable to Employee in a lump sum on the date that is six months and one week after the Separation from Service Date, with any additional payments for which the Bank is obligated after that six-month period being payable on the same schedule as Employee’s Base Salary was paid by the Bank during the Term of Employment, and (b) any lump-sum payment which the Bank is obligated to pay to Employee under Paragraph 8 that would result in a tax, interest, and/or penalties under Section 409A if paid during the first six months after the Separation from Service Date shall be delayed and be payable to Employee in a lump sum on the date that is six months and one week after the Separation from Service Date. The purpose of this paragraph is to comply with Section 409A.

11.	Indemnification.

(a) If Employee is or was a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding (including any appeal therein), whether civil, criminal, administrative, arbitrative or investigative, and whether or not brought by or on behalf of the Bank, by reason of the fact that Employee is or was a director, officer, employee or agent of the Bank, or is or was serving at the Bank’s request as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or as a trustee or administrator under an employee benefit plan, or which arises out of Employee’s activities in any of the foregoing capacities, then the Bank shall be obligated to indemnify Employee, to the fullest extent permitted or required by, and in the manner provided in, the Bank’s Articles of Incorporation, Bylaws and applicable law (in each case, as in effect on the date of this Agreement and as they may be modified or amended in the future), against liability and litigation expense, including reasonable attorneys’ fees, arising or incurred in connection with such action, suit or proceeding, together with reasonable costs and expenses (including attorneys’ fees) incurred by him in connection with the enforcement of his right to indemnification hereunder. In any such case, the Bank’s Board of Directors shall, as promptly as practicable, take all such actions as are required by applicable law, or otherwise are necessary or appropriate, to determine whether the Bank is permitted or required to indemnify Employee and to authorize any such permissible or required indemnification.

The Bank shall pay all expenses incurred by Employee in defending any such civil or criminal action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of Employee to repay such amount unless it ultimately shall be determined that Employee is entitled to be indemnified by the Bank against such expenses.

If the Bank’s Articles of Incorporation, Bylaws or applicable law hereafter are modified or amended to provide officers and directors with broader or greater rights of indemnification than is provided under this Paragraph 11(a), Employee shall be entitled to indemnification to the fullest extent provided under the Bank’s Articles of Incorporation, Bylaws or applicable law, as so modified or amended. In no event shall Employee be entitled to any lesser rights of indemnification than would be available to Employee under the Bank’s Articles of Incorporation, Bylaws and applicable law.

(b) The Bank shall carry directors and officers liability insurance in such amounts as the Bank’s Board of Directors, in its discretion, deems appropriate, and any payments made under such policy to Employee or on Employee’s behalf shall be offset against the Bank’s indemnification obligation under Paragraph 11(a) above.

(c) The Bank’s obligation under Paragraph 11(a) to indemnify Employee shall be subject to the prohibitions and limitations established by applicable law and as set forth in applicable regulations adopted by any federal or state bank regulatory agency having jurisdiction over the Bank or any affiliate of the Bank.

12. Effect of Termination; Survival of Certain Agreements. Except as otherwise provided below, upon the earlier of the expiration date of this Agreement or the effective date of any actual termination of Employee’s employment with the Bank under this Agreement for any reason, the provisions of this Agreement shall terminate and be of no further force or effect. The Bank’s obligations for any payments and reimbursement for the cost of health insurance coverage to which Employee becomes entitled as provided in Paragraph 6(b), 6(e), and 8(a) above as a result of a termination of his employment, and Employee’s and the Bank’s respective covenants, rights and obligations under Paragraphs 7, 9, 10 and 11, shall survive and remain in effect in accordance with their terms following termination or expiration of this Agreement or any actual termination of Employee’s employment.

13. Additional Regulatory Requirements. Notwithstanding anything contained in this Agreement to the contrary, it is understood and agreed that the Bank (or any of its successors in interest) shall not be required to make any payment or take any action under this Agreement if the Bank’s Board of Directors believes in good faith, based on the opinion of the Bank’s legal counsel, that such payment or action (a) would be prohibited by or would violate any provision of state or federal law applicable to the Bank, including without limitation the Federal Deposit Insurance Act, as now in effect or hereafter amended, (b) would be prohibited by or would violate any applicable rules, regulations, orders or statements of policy, whether now existing or hereafter promulgated, of any Regulatory Authority, or (c) otherwise would be prohibited by any Regulatory Authority.

14.	Successors and Assigns.

(a) This Agreement shall inure to the benefit of and be binding upon any corporate or other successor of the Bank which shall acquire, directly or indirectly, by conversion, merger, consolidation, purchase, or otherwise, all or substantially all of the assets of the Bank.

(b) The Bank is contracting for the unique and personal skills of Employee. Therefore, Employee shall be precluded from assigning or delegating his rights or duties hereunder without first obtaining the written consent of the Bank.

15. Modification; Waiver; Amendments. No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing and signed by the parties hereto. No waiver by either party hereto, at any time, of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party, shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No amendments or additions to this Agreement shall be binding unless in writing and signed by both parties, except as herein otherwise provided.

16. Applicable Law. The parties hereto agree that without regard to principles of conflicts of laws, the internal laws of the State of North Carolina shall govern and control the validity, interpretation, performance, and enforcement of this Agreement.

17. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

18. Headings. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

19. Notices. Except as otherwise may be provided herein, all notices, claims, certificates, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given when hand delivered or sent by facsimile transmission by one party to the other, or when deposited by one party with the United States Postal Service, postage prepaid, and addressed to the other party as follows:

If to the Bank:	If to Employee:

Bank of the Carolinas	Michael D. Larrowe
135 Boxwood Drive	416 Country Club Lane
Mocksville, NC 27028	Galax, Virginia 24333
Attention: Robert E. Marziano

20. Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement.

21. Entire Agreement. This Agreement contains the entire understanding and agreement of the parties, and there are no agreements, promises, warranties, covenants, or undertakings other than those expressly set forth or referred to herein.

IN WITNESS WHEREOF, the Bank has caused this Agreement to be executed under seal by its duly authorized officer in pursuance of authority duly given by its Board of Directors, and Employee has set hereunto his hand and adopted as his seal the typewritten word “SEAL” appearing beside his name, all as of the day and year first above written.

BANK OF THE CAROLINAS

[Corporate Seal]

	By:	/s/ Robert E. Marziano
Attested:		Robert E. Marziano
	Its:	Chairman and Chief Executive Officer

/s/ Joy L. Chaffin
Secretary

		/s/ Michael D. Larrowe	(SEAL)
Michael D. Larrowe